Ex. (k)(1)(b)

FIRST AMENDMENT TO STOCK TRANSFER AGENCY AGREEMENT

This First Amendment (“Amendment”), effective as of August 19, 2015 (“Effective Date”) is to the Stock Transfer Agency Agreement (the “Agreement”) made as of August 13, 2013, by and between Each of the Cohen & Steers Capital Management, Inc. Closed End Investment Companies (the “Company”) and Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Trust Company”, and together with Computershare, “Transfer Agent”).

WHEREAS, the Company and Transfer Agent are parties to the Agreement; and

WHEREAS, the Company and Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to Fee and Service Schedule.

(a)	The “Term” in Section 1 of the Fee and Service Schedule is hereby deleted in its entirety and replaced with the following new section:

“TERM

The fees set forth in this Schedule shall be effective until August 19, 2018 (the “Initial Term”). If no new fee schedule is agreed upon prior to August 19, 2018, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased by the accumulated change in the Consumer Price Index of All Urban Consumers (CPI-U) United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics for the preceding years of the expiring term. Fees will be increased on this basis for each successive Renewal Term, if no fee schedule is agreed upon prior to a Renewal Term. Any new services to be provided shall be negotiated separately.”

2.

Limited Effect. Except as expressly modified herein, the Schedule shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.

Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc. Computershare Trust Company, N.A.		Cohen & Steers Capital Management, Inc.

On Behalf of Both Entities:

By:		By:
Name:	Dennis V. Moccia	Name:	James Giallanza
Title:	Manager, Contract Administration	Title:	EVP